SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

GERMANTOWN, MD, June 9, 2020 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of the first and only long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the quarter ended March  31, 2020.

Recent Highlights & Accomplishments:

•

Completed the PROMISE study generating data to be included in the FDA Premarket Approval application for the Eversense XL system, for use up to 180 days, in the U.S. with expected filing in late summer of 2020

•

Medicare Administrative Contractors (MAC) published favorable draft Local Coverage Determination (LCD) for implantable CGM devices. Four of seven MACs removed implantable CGM procedure codes from non-coverage LCDs; three more MACs expected to take the same steps

•

Received positive coverage decisions for Eversense from several Blue Cross Blue Shield Plans providing access to nearly 10 million covered lives, bringing total covered lives in the U.S. to 171 million

•	Commenced process to explore strategic alternatives to enhance stakeholder value
•	Entered into credit facilities providing $15.0 million of immediate liquidity and access to an additional $5.0 million

“In  the second half of March we began to experience significant dislocation in the market because of the isolation efforts to prevent the transmission of COVID-19. As part of the public health considerations in response to the pandemic, most endocrinology clinics transitioned to telehealth interactions with patients, greatly limiting in-person visits and significantly reducing health care providers’ ability to insert sensors for patients,”  said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “These challenging market circumstances in combination with our financial situation led the Board to the decision to explore strategic alternatives for the company. Concurrent with this process we took steps to reorganize and reprioritize our corporate initiatives. To operate in the most efficient manner moving forward we have temporarily suspended commercial activities in the U.S. for new patients and have shifted our focus to long-term value creation through product development and market access. We remain committed to supporting our current patient base and ensuring the success of Eversense in the marketplace.”

First Quarter 2020  Results:

In the first quarter of 2020,  total net revenue was $36 thousand compared to total net revenue of $3.4 million for the first quarter of 2019. U.S. net revenue was  $24 thousand after accounting for gross to net reductions, primarily related to the Eversense Bridge Program and COVID-19 relief concessions offered to several strategic fulfillment partners for allowances up to a specified amount if they are unable to sell-through Eversense given the current healthcare environment. Net revenue outside the U.S. was  $12 thousand due to the deferral of orders by Roche. Gross revenue for the first quarter of 2020 was $2.0 million, nearly all of which was generated in the U.S.

First quarter 2020 gross profit decreased by $16.3 million year-over-year, to ($19.6) million.

The decrease in gross profit was primarily due to increased cost of sales as a result of impairment charges for inventory and related assets reflecting uncertainty in demand forecasts from changes made to our operational focus and current economic conditions.

First quarter 2020 sales and marketing expenses decreased by $1.7 million year-over-year, to $11.1 million. The decrease was primarily due to lower consulting and marketing expenses, offset slightly by severance expenses due to the recent changes in commercial activities.

First quarter 2020 research and development expenses increased by $0.3 million year-over-year, to $7.4 million. The increase was primarily driven by PROMISE clinical study costs and personnel related expenses, offset slightly by a decline in general research and development activities.

First quarter 2020 general and administrative expenses decreased by $0.8 million year-over-year, to $5.7 million. The decrease was primarily due to a decline in personnel related expenses.

Net loss was $42.6 million, or $0.21 per share, in the first quarter of 2020, compared to $29.4 million, or $0.17 per share, in the first quarter of 2019.

As of March  31, 2020, cash, cash equivalents and restricted cash were $18.8 million and outstanding indebtedness was $98.7 million. Subsequent to the quarter, the Company entered into two credit facilities providing immediate gross proceeds of $15.0 million and access to an additional $5.0 million.  Pursuant to the Paycheck Protection Program, the Company received $5.8 million of financing to support payroll costs and other allowable expenses as defined under the program.  As of April 30, 2020, cash, cash equivalents and restricted cash were approximately $30 million.

2020 Financial Outlook

On March 26, 2020, the company withdrew its financial guidance because of the market disruption and uncertainty caused by the COVID-19 pandemic.

Conference Call and Webcast Information

Company management will host a conference call at 4:30 pm (Eastern Time) today, June 9, 2020, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 877-883-0383 Entry Number: 9741409 International dial in: 412-902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

The reporting of Senseonics Holdings, Inc.’s financial results were delayed in accordance with the

Securities and Exchange Commission’s order for filing relief related to COVID-19.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM Systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Non-GAAP Financial Measures

In accordance with U.S. GAAP, Senseonics reports revenue in its financial statements on a net basis, which takes into account gross to net reductions resulting from discount programs, such as the Eversense Bridge Program. To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP and present total revenue, net, Senseonics is also providing investors with gross revenue and U.S. gross revenue.  These measures do not reflect the gross to net reductions from these discount programs and, accordingly, may be considered to be non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and Senseonics’ non-GAAP measures may be different from non-GAAP measures used by other companies.

Senseonics uses these non-GAAP financial measures for financial and operational decision-making. Senseonics’ management believes that these non-GAAP financial measures provide meaningful supplemental information regarding Senseonics’ performance and provide better transparency on the impact of reimbursement and the Eversense Bridge Program. Senseonics believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Senseonics’ performance and when planning, forecasting, and analyzing future periods. For more information on these non-GAAP financial measures, please see the reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures at the end of this press release.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about potential coverage decisions, including by three additional MACs, the potential impact or meaning of coverage decisions, including without limitation making Eversense available, claim adjudication, and the potential life-enhancing benefits Eversense offers people with diabetes, the potential FDA Premarket Approval application for the Eversense XL system, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Mirasol.panlilio@senseonics.com

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue, net	$31	$1,243
Revenue, net - related parties	5	2,180
Total revenue	36	3,423
Cost of sales	19,670	6,733
Gross profit	(19,634)	(3,310)

Expenses:
Sales and marketing expenses	11,145	12,834
Research and development expenses	7,362	7,108
General and administrative expenses	5,690	6,516
Operating loss	(43,831)	(29,768)
Other income, net:
Interest income	209	627
Loss on extinguishment of debt	(4,546)	—
Interest expense	(4,373)	(2,034)
Change in fair value of derivative liabilities	10,311	2,072
Other expense	(363)	(262)
Total other income, net	1,238	403

Net loss	(42,593)	(29,365)
Total comprehensive loss	$(42,593)	$(29,365)

Basic and diluted net loss per common share	$(0.21)	$(0.17)
Basic and diluted weighted-average shares outstanding	203,745,974	176,954,116

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,605	$95,938
Restricted cash	200	—
Accounts receivable, net	991	3,239
Accounts receivable - related parties	5	7,140
Inventory, net	4,995	16,929
Prepaid expenses and other current assets	5,740	4,512
Total current assets	30,536	127,758

Deposits and other assets	2,930	3,042
Property and equipment, net	1,803	2,001
Total assets	$35,269	$132,801

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,490	$4,285
Accrued expenses and other current liabilities	15,371	18,636
Term Loans, net of discount	—	43,434
2025 Notes, net of discount	—	60,353
Total current liabilities	17,861	126,708

2023 Notes, net of discount	12,412	12,464
2025 Notes, net of discount	51,868	—
Other liabilities	2,089	2,278
Total liabilities	84,230	141,450

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 204,444,835 and 203,452,812 shares issued and outstanding as of March 31, 2020 and December 31, 2019	204	203
Additional paid-in capital	466,771	464,491
Accumulated deficit	(515,936)	(473,343)
Total stockholders' deficit	(48,961)	(8,649)
Total liabilities and stockholders’ deficit	$35,269	$132,801

Senseonics Holdings, Inc.

Reconciliation of Total Revenue, Net to Gross Revenue

(in thousands)

For the Three Months Ended March 31, 2020		For the Three Months Ended March 31, 2019
Revenue, net	$ 36	$ 3,423
Gross to net reductions	1,989	242
Gross revenue	$ 2,025	$ 3,665

Senseonics Holdings, Inc.

Reconciliation of U.S. Revenue, Net to U.S. Gross Revenue

(in thousands)

For the Three Months Ended March 31, 2020		For the Three Months Ended March 31, 2019
U.S. Revenue, net	$ 24	$ 816
Gross to net reductions	1,989	242
U.S. Gross revenue	$ 2,013	$ 1,058